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File Reference: NS2807-1249

July __, 2005

Standard Aero Holdings, Inc.
500-1780 Wellington Avenue
Winnipeg, MB

Re: $200,000,000 Aggregate Principal Amount of 8 1/4% Senior Subordinated Notes due 2014

Ladies and Gentlemen:

We have acted as special counsel to 3091781 Nova Scotia Company, 3091782 Nova Scotia Company and 3091783 Nova Scotia Company (the “Nova Scotia Guarantors”), each an unlimited company incorporated under the laws of the Province of Nova Scotia, in connection with the issuance by Standard Aero Holdings, Inc., a Delaware corporation (the “Issuer”) of $200,000,000 aggregate principal amount of its 8 1/4% Senior Subordinated Notes due 2014 (the “Securities”) and the guarantees of the Securities (the “Guarantees”) by the Nova Scotia Guarantors under an Indenture dated as of August 20, 2004, as supplemented on August 24, 2004, August 24, 2004, March 3, 2005 and March 31, 2005 (as so supplemented, the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee, and pursuant to a registration statement on Form S 4 under the United States Securities Act of 1933, as amended (the “Act”), filed with the United States Securities and Exchange Commission (the “Commission”) on April 28, 2005 (File No. 333 124394), as amended on May 9, 2005 and July ___, 2005 (as so amended, the “Registration Statement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus contained therein, other than as to the authorization of certain Guarantees as provided herein.

In connection with the opinions set out below, we have examined executed copies of each of the following documents:

(a)	the Indenture, including the supplements thereto referenced above;

(b)	certificates of status pertaining to each of the Nova Scotia Guarantors issued on behalf of the Registrar of Joint Stock Companies for the Province of Nova Scotia, dated July ___, 2005;

(c)	the memorandum of association, articles of association, records of corporate proceedings, written resolutions and registers of each of the Nova Scotia Guarantors contained in the minute books of the Nova Scotia Guarantors;

(d)	resolutions of the directors of each of the Nova Scotia Guarantors authorizing the execution and delivery of the Indenture by the Company; and

(e)	certificates of officers of each of the Nova Scotia Guarantors dated the date hereof (the “Officer’s Certificates”).

We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed necessary as a basis for the opinions hereinafter expressed.

In stating our opinions, we have assumed:

(a)	the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as notarial, certified, telecopies, conformed or reproduction copies thereof and the authenticity of the originals of such documents;

(b)	the completeness and accuracy of all statements of fact set forth in official public records and certificates and other documents supplied by public officials;

(c)	the completeness and accuracy of all statements of fact set forth in the Officer’s Certificates; and

(d)	that the memorandum of association and articles of association (being the constating documents) and corporate resolutions in the minute books of each of the Nova Scotia Guarantors reviewed by us above remain unamended and complete.

The opinions hereinafter expressed are limited to the laws of the Province of Nova Scotia as of the date of this opinion letter and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any province.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof the Guarantee of each of the Nova Scotia Guarantors has been duly authorized by all necessary corporate action of such Nova Scotia Guarantor.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the prospectus contained therein under the heading “Validity of Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Stewart McKelvey Stirling Scales